As filed with the Securities and Exchange Commission on August 26, 2016

Registration No. 333-208966

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. ONE

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MB FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	36-446025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 West Madison Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)

American Chartered Bancorp, Inc.

Amended and Restated 2005 Stock Incentive Plan

(Full title of the plan)

Craig M. Scheer, P.C.

Silver, Freedman, Taff & Tiernan LLP

(a limited liability partnership including professional corporations)

3299 K Street, N.W., Suite 100

Washington, D.C.  20007

(Name and address of agent for service)

(202) 295-4500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer	☐ Accelerated Filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, par value $.01 per share	112,550 shares	N/A	N/A	N/A

(1)                       Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of MB Financial, Inc. (“MB Financial”).

(2)                       Pursuant to the Agreement and Plan of Merger, dated as of November 20, 2015 (the “Merger Agreement”), by and between MB Financial and American Chartered Bancorp, Inc. (“American Chartered”), American Chartered was merged with and into MB Financial effective on August 24, 2016 (the “Merger”).  At the effective time of the Merger (the “Effective Time”), (i) each option to purchase shares of American Chartered common stock under the American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”) that was outstanding and unvested immediately prior to the Effective Time was assumed by MB Financial and converted into the right to receive an option to purchase shares of MB Financial common stock, with adjustments to the number of shares underlying the option and the per share exercise price of the option, as provided in the Merger Agreement, and (ii) each award granted under the Plan in respect of a share of American Chartered common stock that is subject to vesting, repurchase or other lapse restriction that was outstanding immediately prior to the Effective Time was assumed by MB Financial and converted into an MB Financial restricted stock award, with an adjustment to the number of shares subject to the award as provided in the Merger Agreement.

(3)                       These shares were registered under the Registration Statement on Form S-4 (File No. 333-208966), as amended.  All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of such registration statement.

EXPLANATORY NOTE

MB Financial, Inc. (“MB Financial” or the “registrant”) hereby amends its Registration Statement on Form S-4 (No. 333-208966) (the “Form S-4”) by filing this Post-Effective Amendment No. One on Form S-8 to Form S-4 (the “Form S-8”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 112,550 shares of common stock, par value $0.01 per share, of MB Financial. These shares were initially registered by MB Financial on the Form S-4, which became effective on February 4, 2016.

Effective on August 24, 2016, American Chartered Bancorp, Inc. (“American Chartered”) was merged with and into MB Financial (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of November 20, 2015 (the “Merger Agreement”), by and between MB Financial and American Chartered.  At the effective time of the Merger (the “Effective Time”), (i) each option to purchase shares of American Chartered common stock under the American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”) that was outstanding and unvested immediately prior to the Effective Time was assumed by MB Financial and converted into the right to receive an option to purchase shares of MB Financial common stock, with adjustments to the number of shares underlying the option and the per share exercise price of the option, as provided in the Merger Agreement (each such option, as so assumed and converted, an “Assumed Option”), and (ii) each award granted under the Plan in respect of a share of American Chartered common stock that is subject to vesting, repurchase or other lapse restriction that was outstanding immediately prior to the Effective Time was assumed by MB Financial and converted into an MB Financial restricted stock award, with an adjustment to the number of shares subject to the award as provided in the Merger Agreement (each such restricted stock award, as so assumed and converted, an “Assumed Restricted Stock Award”).

The Form S-8 relates to 112,500 shares of MB Financial common stock originally registered on the Form S-4 that are or may be issued following the Merger pursuant to the Assumed Options and Assumed Restricted Stock Awards and is being filed to convert 112,550 shares of MB Financial common stock covered by the Form S-4 to be covered by the Form S-8.  The Form S-4, as amended by the Form S-8, is referred to as this “Registration Statement.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by MB Financial with the Securities and Exchange Commission (the “Commission”) (File No. 001-36599) are hereby incorporated by reference into this Registration Statement and the Prospectus to which this Registration Statement relates (the “Prospectus”):

(a)                                 MB Financial’s Annual Report on Form 10-K for the year ended December 31, 2015, including the information incorporated by reference into that Form 10-K from MB Financial’s Definitive Proxy Statement on Schedule 14A filed on April 12, 2016;

(b)                                 MB Financial’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016;

(c)                                  MB Financial’s Current Reports on Form 8-K filed on February 19, 2016, February 25, 2016, March 4, 2016, March 17, 2016, May 24, 2016 and May 27, 2016; and

(d)                                 the description of MB Financial’s common stock contained in MB Financial’s Registration Statement on Form 8-A filed on October 9, 2001, and all amendments or reports filed for the purpose of updating such description.

All documents filed by MB Financial with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any document or portion thereof that has been furnished to and deemed not to be filed with the Commission), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

MB Financial shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to: Doria Koros, Vice President and Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018, telephone number (847) 653-1992.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation or its stockholders for money damages except:  (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit actually received; or (2) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  MB Financial’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that his or her conduct was unlawful.  The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation.  The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received.  A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.  Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

MB Financial’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

Under a directors’ and officers’ liability insurance policy, directors and officers of MB Financial are insured against certain liabilities.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

See Exhibit Index.

Item 9.         Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 25, 2016.

MB FINANCIAL, INC.

By:	/s/ Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Mitchell Feiger	Director, President and Chief Executive	August 25, 2016
Mitchell Feiger	Officer (Principal Executive Officer)

/s/ Randall T. Conte	Vice President and Chief Financial	August 25, 2016
Randall T. Conte	Officer (Principal Financial Officer)

/s/ John Francoeur	Chief Accounting Officer	August 25, 2016
John Francoeur	(Principal Accounting Officer)

*	Director	August 25, 2016
David P. Bolger

*	Director	August 25, 2016
C. Bryan Daniels

*	Director	August 25, 2016
Charles J. Gries

*	Director	August 25, 2016
James N. Hallene

*	Director	August 25, 2016
Thomas H. Harvey

*	Director	August 25, 2016
Richard J. Holmstrom

*	Director	August 25, 2016
Karen J. May

*	Director	August 25, 2016
Ronald D. Santo

*	Director	August 25, 2016
Jennifer W. Steans

*	Director	August 25, 2016
Renee Togher

*By:	/s/ Mitchell Feiger
Mitchell Feiger, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Charter of the Registrant

4.2	Bylaws of the Registrant, as amended (included as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 2, 2015 (File No. 001-36599) and incorporated herein by reference)

5	Opinion of Silver, Freedman, Taff & Tiernan LLP

23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in Exhibit 5)

23.2	Consent of RSM US LLP

24	Power of Attorney*

99	American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan

*Previously filed.